Exhibit 99.1

Rigel Announces Third Quarter 2010 Financial Results

South San Francisco, Calif. — November 2, 2010 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the third quarter and nine months ended September 30, 2010.

For the third quarter of 2010, Rigel reported net income of $50.4 million, or $0.97 and $0.96 per basic and diluted share, respectively, compared to a net loss of $26.7 million, or $0.70 per basic and diluted share, in the third quarter of 2009. Basic weighted average shares outstanding for the third quarters of 2010 and 2009 were 52.1 million and 38.1 million, respectively. Diluted weighted average shares outstanding for the third quarters of 2010 and 2009 were 52.8 million and 38.1 million, respectively.

Contract revenue in the third quarter of 2010 was $72.3 million. This consisted of $47.3 million related to amortization of the $100.0 million upfront payment received from AstraZeneca AB (AZ) pursuant to the exclusive worldwide license agreement for fostamatinib (formerly known as R788) and $25.0 million in milestones earned from AZ in connection with the initiation of the Phase 3 clinical trial program with fostamatinib in patients with RA as well as completing the transfer of the fostamatinib open label extension study to AZ. As of September 30, 2010, the $100.0 million upfront payment had been fully recognized as revenue. There was no contract revenue reported in the third quarter of 2009.

Rigel reported total operating expenses of $21.9 million in the third quarter of 2010, compared to $26.7 million in the third quarter of 2009. The decrease in operating expenses was primarily due to the elimination of certain costs related to fostamatinib as a result of a worldwide license agreement with AZ entered into March 2010 and the completion of the TASKi2 and TASKi3 clinical trials in July 2009.

For the nine months ended September 30, 2010, Rigel reported net income of $55.1 million, or $1.06 and $1.05 per basic and diluted share, respectively, compared to a net loss of $86.5 million or $2.32 per basic and diluted share for the same period of 2009.

As of September 30, 2010, Rigel had cash, cash equivalents and available for sale securities of $167.5 million, compared to $133.3 million as of December 31, 2009.

Rigel was recently notified by the Internal Revenue Service that the Company has been certified to receive a total cash grant of approximately $2.4 million related to the previously filed applications under the Qualifying Therapeutic Discovery Projects (Section 48D of the Internal Revenue Code).  Of this amount, $2.1 million will be received in 2010 with the remainder to be received in 2011.  Rigel is increasing the year-end cash expectation by the amount of the grant to be received in 2010 and therefore expects to end 2010 with approximately $172.0 million in cash, cash equivalents and available for sale securities.

“ Our successful transition of fostamatinib development to AstraZenca has been substantiated by the recent initiation of three large global phase 3 clinical studies by our partner”, said James M. Gower, Rigel’s chairman and chief executive officer of Rigel.   “As we look to the future, Rigel’s R&D teams are focused on potentially putting four of our novel programs into the clinic over the next two years,” he added.

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune disorders, as well as muscle and metabolic diseases. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market its product candidates. Current product development programs include fostamatinib, an oral syk inhibitor that has started its phase 3 clinical trial program for rheumatoid arthritis, and R343, an inhaled syk inhibitor that is in clinical trials for asthma.

This press release contains “forward-looking” statements, including, without limitation, statements related to Rigel’s expectations as to its year end cash, cash equivalents and available for sale securities and identification of a novel programs for clinical development. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “expect,” “potential,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based upon Rigel’s current expectations and involve risks and uncertainties. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, risks associated with Rigel’s need for additional capital, the timing and success of preclinical studies and clinical trials, and other risks detailed from time to time in Rigel’s SEC reports, including its Annual Report on Form 10-Q for the quarter ended June 30, 2010. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

###

Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)
Revenues:
Contract revenues	$72,282	$—	$125,000	$—

Operating expenses:
Research and development (see Note A)	16,394	21,082	50,634	70,568
General and administrative (see Note A)	5,530	5,573	19,380	15,226
Restructuring charges (see Note A)	—	—	—	1,141
Total operating expenses	21,924	26,655	70,014	86,935
Income (loss) from operations	50,358	(26,655)	54,986	(86,935)
Interest income, net	75	4	143	388
Income (loss) before income taxes	50,433	(26,651)	55,129	(86,547)
Income tax benefit	—	—	—	93
Net income (loss)	$50,433	$(26,651)	$55,129	$(86,454)

Net income (loss) per share:
Basic	$0.97	$(0.70)	$1.06	$(2.32)
Diluted	$0.96	$(0.70)	$1.05	$(2.32)

Weighted-average shares used in computing net income (loss) per share:
Basic	52,127	38,135	52,022	37,185
Diluted	52,769	38,135	52,536	37,185

Note A

Stock-based compensation expense included in:
Research and development	$2,017	$2,356	$7,017	$6,309
General and administrative	1,750	1,176	5,618	3,226
Restructuring charges	—	—	—	122
	$3,767	$3,532	$12,635	$9,657

SUMMARY BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2010	2009(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$167,535	$133,318
Total assets	201,004	140,744
Stockholders’ equity	178,884	109,867

(1)   Derived from audited financial statements